SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 1999

INTERNET CABLE CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA                                    000-26011              87-0540291
(State or other jurisdiction          (Commission          (IRS Employer
of incorporation)                       File Number)         Identification No.)

Second Floor, 263 King Street, Charleston, South Carolina                  29401
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code:   (843) 722-8007

Not applicable
(Former name or former address, if changed since last report.)

Item 2.  Acquisition or Disposition of Assets.

On July 8, 1999, the Registrant entered into a Share Purchase Agreement with all of the eight stockholders of Cable Systems Technical Services, Inc., an Ontario, Canada corporation, ("CSTSI"). Pursuant to the Share Purchase Agreement, the Registrant will acquire all of the issued and outstanding common shares of CSTSI in consideration of $3,900,000 (US) and 75,000 options to purchase shares of the Registrant's common stock at an exercise price of $2.50 (US) per share for a period of two years. In addition, the Registrant is obligated to cause CSTSI to repay approximately $396,785 (US) in loans outstanding to a CSTSI stockholder, to cause CSTSI to redeem and retract, by the closing date, all of the issued and outstanding Class A Preferred Stock of CSTSI (50 shares) and to effect the discharge of all personal guarantees of debts and other obligations of CSTSI and its subsidiaries made to CSTSI's vendors.

Upon the consummation of the transactions contemplated by the Share Purchase Agreement, CSTSI will become a wholly-owned subsidiary of the Registrant. The Registrant has deposited $100,000 (US) against the purchase price. The transactions contemplated by the Share Purchase Agreement are scheduled to close on September 19, 1999, subject to up to three extensions, in the sole discretion of the Registrant, for thirty calendar days each. In the event the Registrant elects to extend the closing date, the Registrant is obligated to increase the deposit in the amount of $40,000 (US) for each thirty day extension.

The price to be paid by the Registrant for CSTSI has been determined at two times the forecasted 1999earnings of CSTSI. There is no assurance the forecasted earnings will be achieved.

Prior to the date of the Share Purchase Agreement, there was no material relationship between the Registrant, CSTSI or the CSTSI shareholders.

The Registrant plans to fund the purchase price by the sale of its securities to strategic partners and certain institutional investors. Although the Registrant is currently in discussions regarding the funding, the Registrant does not have any written commitments for funding at the date of this report.

CSTSI provides sophisticated engineering, testing, maintenance and other services to the cable television industry in the United States and Canada. CSTSI maintains offices in Chicago, Illinois, Jacksonville, Florida and Richmond, Virginia in the United States and in Toronto, London and Cambridge in Canada. CSTSI has approximately one hundred twenty employees. CSTSI generated revenues of approximately $4 million (US) and earned net income of approximately $200,000
(US) (unaudited) during the year ended December 31, 1998. CSTSI has been in business since 1995.

Item 4.  Change in Registrant's Certifying Accountant.

Durland & Company, Certified Public Accountants, of Palm Beach, Florida ("Durland") audited the Registrant's financial statements at and for the years ended June 30, 1998 and 1997. The Registrant has not engaged Durland to audit the Registrant's financial statements at and for the year ended June 30, 1999.

During the Registrant's two most recent fiscal years audited at and for June 30, 1998 and 1997, there were no disagreements between the Registrant and Durland on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no disagreements between the Registrant and Durland on any matter of accounting principles or practices, financial statement disclosures or auditing scope and procedures for the June 30, 1999 financial statements.

The Registrant has engaged Freedman Alpren & Green, Certified Public Accountants of New York City, to audit its financial statements at and for the year ended June 30, 1999. Neither the Registrant nor anyone on its behalf at any time has consulted the newly engaged accountant regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on the Registrant's financial statements, or (iii) any matter that was either the subject of a disagreement (there being none) or a reportable event (there being none).

The Registrant has provided Durland with a copy of this Report on Form 8-K simultaneously with the filing hereof with the Commission, accompanied by a request that Durland furnish the Registrant with a letter addressed to the Commission stating whether it agrees with the foregoing statements made by the Registrant. Durland's letter will be filed by the Registrant in an amendment to this Form 8-K.

Item 7.  Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired:

To be filed by amendment within sixty days, subject to completion of the acquisition.

(b) Pro forma financial Information:

To be filed by amendment within sixty days subject to completion of the acquisition.

(c)  Exhibits:

10. Share Purchase Agreement by and between Internet Cable Corporation, 1291973 Ontario Limited, Eugene Harbin, Joseph Melanson, Ontario Cable and Contracting Incorporated, Rupel Holdings Inc., Ryvon Future Inc., Vonda Thompson, Joseph Melanson, In Trust and Cable Systems Technical Services Inc., dated July 8, 1999 (filed by Amendment).

16.      Letter of Durland & Company (to be filed by amendment).


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Internet Cable Corporation

By:  /s/ Timothy R. Karnes
       Timothy R. Karnes, Chief Executive Officer

Date:  July 23, 1999